August 21, 2019

Daniel Draper
Chief Executive Officer
Invesco DB G10 Currency Harvest Fund
3500 Lacey Road, Suite 700
Downers Grove, Illinois 60515

       Re: Invesco DB G10 Currency Harvest Fund
           Registration Statement on Form S-1
           Filed August 13, 2019
           File No. 333-233251

Dear Mr. Draper:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities